United States securities and exchange commission logo





                      February 9, 2023

       Shuang Liu
       Chief Executive Officer, President, and Director
       Goldenwell Biotech, Inc.
       2071 Midway Drive
       Twinsburg, OH 44087

                                                        Re: Goldenwell Biotech,
Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed April 1, 2022
                                                            File No. 000-56275

       Dear Shuang Liu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation